Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the general terms of the capital stock of AFC Gamma, Inc., a Maryland corporation (“we,” “our,” “us” and “the Company”).  This description does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Maryland General Corporation Law (the ”MGCL”) and our charter (the “Charter”) and amended and restated bylaws (the “Bylaws”).  Copies of our Charter and Bylaws are filed as exhibits to our most recent Annual Report on Form 10-K with the United States Securities and Exchange Commission (the “SEC”), and are incorporated herein by reference.

GENERAL

We have the authority to issue 50,010,000 shares of stock, consisting of 50,000,000 shares of common stock, $0.01 par value per share (“common stock”), and 10,000 shares of preferred stock, $0.01 par value per share (our “preferred stock”), of which 125 shares are classified and designated as 12.0% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”). Our Board, with the approval of a majority of the entire our Board and without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Our Board may reclassify any unissued shares of our common stock from time to time into one or more classes or series of stock. Subject to certain provisions of, and except as may otherwise be specified in the Charter, and subject to the rights of the holders of our preferred stock, if any, and any other class or series of stock hereinafter classified and designated by our Board:

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the holders of our common stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share entitling the holder thereof to cast one vote on each matter submitted to a vote of stockholders;

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dividends or other distributions may be declared and paid or set apart for payment upon our common stock out of any assets or our funds legally available for the payment of distributions, but only when, as, and if, authorized by our Board; and

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upon our voluntary or involuntary liquidation, dissolution or winding up, our net assets legally available for distribution shall, after the payment of or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of our preferred stock, be distributed pro rata to the holders of our common stock.

Preferred Stock

Our Board may classify any unissued shares of our preferred stock and reclassify any previously classified but unissued shares of our preferred stock of any class or series from time to time, into one or more classes or series of stock.

Series A Preferred Stock. In order for us to qualify as a real estate investment trust (“REIT”) and satisfy the principles of Section 856(a)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons. Therefore, on December 18, 2020, we issued 125 shares of Series A Preferred Stock to 125 investors. The Series A Preferred Stock entitles the holders thereof to receive cumulative cash dividends at a rate per annum of 12.0% of the liquidation preference of $1,000 per share plus all accumulated and unpaid dividends thereon. We generally may not declare or pay, or set apart for payment, any dividend or other distribution on any shares of our stock ranking junior to the Series A Preferred Stock as to dividends, including our common stock, or redeem, repurchase or otherwise make payments on any such shares, unless full, cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or set apart for payment for all past dividend periods. The holders of the Series A Preferred Stock generally have no voting rights except in limited circumstances, including certain amendments to the Charter and the authorization or issuance of equity securities senior to or on parity with the Series A Preferred Stock. The Series A Preferred Stock is not convertible into shares of any other class or series of our stock. The Series A Preferred Stock is senior to all other classes and series of shares of our stock as to dividend and redemption rights and rights upon our liquidation, dissolution and winding up. Holders of outstanding shares of Series A Preferred Stock are entitled to a liquidation preference of $1,000 per share plus all accrued and unpaid dividends thereon and any redemption premium then in effect.

Upon written notice to each record holder of our Series A Preferred Stock as to the effective date of redemption, we may redeem the shares of our outstanding Series A Preferred Stock at our option, in whole or in part, at any time for cash at a redemption price equal to $1,000 per share, for a total of $125,000 for the 125 shares outstanding, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption. Shares of the Series A Preferred Stock that are redeemed shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate.

Classified or Reclassified Shares

Prior to the issuance of classified or reclassified shares of any class or series of stock, our Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of our stock; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of the Charter and Bylaws and subject to the express terms of any class or series of our stock outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause us to file articles supplementary with the State Department of Assessments and Taxation of Maryland.

Stockholders’ Consent in Lieu of Meeting

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, holders of common stock may take action by consent in lieu of a meeting only if it is given by all such stockholders entitled to vote on the matter. The Charter and Bylaws do not provide for action by common stockholders by less than unanimous consent.

Distributions

Our Board from time to time may authorize and we may pay to our stockholders such dividends or other distributions in cash or other property, including in shares of one class of our capital stock payable to holders of shares of another class of our stock, as our Board in its discretion shall determine.

Corporate Opportunities

Under the Charter, none of our directors or officers, including any officer or director who also serves as a director, officer or employee of our Manager, or serves on the Investment Committee, shall be obligated, in their capacity as such, to offer us the opportunity to participate in any business or investing activity or venture that falls within our Investment Guidelines that is presented to such person, other than in their capacity as our officer or director.

Ownership Limitations and Exceptions

Subject to certain exceptions as described in the Charter, the following restrictions apply to our common stock:

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(i) No person, other than a Qualified Institutional Investor or an Excepted Holder, shall Beneficially Own or Constructively Own shares of our capital stock in excess of the “Aggregate Stock Ownership Limit,” which is defined as 4.9% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock, (ii) no Qualified Institutional Investor, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of our capital stock in excess of the “Qualified Institutional Investor Aggregate Stock Ownership Limit” which is defined as 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock and (iii) no Excepted Holder shall Beneficially Own or Constructively Own shares of our capital stock in excess of the Excepted Holder Limit for such Excepted Holder.

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No person shall Beneficially Own or Constructively Own shares of our capital stock to the extent that such Beneficial Ownership or Constructive Ownership of our capital stock would result in us (i) being Closely Held (as defined below) (without regard to whether the ownership interest is held during the last half of a taxable year), or (ii) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in us owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

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Any transfer of shares of our capital stock that, if effective, would result in our capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

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Any transfer of shares of our capital stock that, if effective, would cause our assets to be deemed “plan assets” within the meaning of Department of Labor regulation 20 C.F.R. 2510.3-101 for purposes of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Code shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

Additionally, our Board, in its sole discretion, may exempt (prospectively or retroactively) a person from the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit, may qualify a person as a Qualified Institutional Investor, and may establish or increase an Excepted Holder Limit for such person if: (i) our Board obtains such representations, covenants and undertakings (X) from such person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of our capital stock will be in violation of the provisions of the Charter described in the second bullet above and (Y) as our Board may deem appropriate in order to conclude that granting the exemption, granting Qualified Institutional Investor status, and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not otherwise cause us to lose our status as a REIT; and (ii) such person agrees that any violation or attempted violation of such representations, covenants or undertakings (or other action that is contrary to the restrictions contained in the Charter) will result in such shares of our capital stock being automatically transferred to a trust in accordance with the Charter.

Our Board may from time to time increase the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit for one or more persons and decrease the Aggregate Stock Ownership Limit and/or the Qualified Institutional Investor Aggregate Stock Ownership Limit for all other persons; provided, however, that the decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, will not be effective for any person whose percentage of ownership of our capital stock is in excess of such decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, until such time as such person’s percentage of ownership of our capital stock equals or falls below the decreased Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, but any further acquisition of our capital stock by any such person (other than a person for whom an exemption has been granted pursuant to a provision of the Charter or an Excepted Holder) in excess of such percentage ownership of our capital stock will be in violation of the Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable; and provided further, that the new Aggregate Stock Ownership Limit and/or Qualified Institutional Investor Aggregate Stock Ownership Limit, as applicable, would not allow five or fewer persons (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding shares of our capital stock.

Any person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of our capital stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer described above, or who would have owned shares of our capital stock transferred to the trust as described below, must immediately give us written notice of such event or, in the case of a proposed or attempted transaction, give us at least 15 days prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

“Beneficial Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.

“Closely Held” shall mean, as of a given date, that we, as of such date, is “closely held” within the meaning of Section 856(a)(6) (without regard to Section 856(h)(2)) of the Code.

“Constructive Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean any of our stockholders for whom an Excepted Holder Limit is created by the Charter or our Board pursuant to the Charter and shall include Leonard M. Tannenbaum.

“Excepted Holder Limit” shall mean for each Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or our Board and, subject to adjustment pursuant to certain provisions of the Charter, the percentage limit established for such Excepted Holder by the Charter or our Board. An Excepted Holder Limit has been established permitting Leonard M. Tannenbaum to Beneficially Own or Constructively Own up to 29.9%, in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock.

“Qualified Institutional Investor” shall mean a person that is registered as an investment company under the Investment Company Act (i) so long as each Individual who Beneficially Owns shares of our capital stock as a result of being a Beneficial Owner of such entity satisfies the Aggregate Stock Ownership Limit and (ii) subject to our Board qualifying such person as a Qualified Institutional Investor pursuant to the applicable terms of our Charter.

Transfer Restrictions

Under the Charter and Bylaws, if any transfer of shares of our capital stock occurs which, if effective, would result in any person Beneficially Owning or Constructively Owning shares of our capital stock in violation of the restrictions outlined above under “Ownership Limitations and Exceptions”:

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then that number of shares of our capital stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such person to violate the ownership limitations (rounded up to the next whole share) shall be automatically transferred to a trust for the benefit of a charitable beneficiary, as described in the Charter, effective as of the close of business on the business day prior to the date of such transfer, and such person shall acquire no rights in such shares; or

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if the transfer to the trust described in the preceding clause would not be effective for any reason to prevent violation of the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit or the Excepted Holder Limit, as applicable, our being Closely Held or our otherwise failing to qualify as a REIT, then the transfer of that number of shares of our capital stock that otherwise would cause any person to violate such provisions of the Charter, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

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to the extent that, upon a transfer of shares of our capital stock pursuant to the Charter, a violation of any provision of the Charter would nonetheless be continuing (for example, where the ownership of shares of our capital stock by a single trust would violate the 100 stockholder requirement applicable to REITs), then shares of our capital stock shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any provisions of the Charter.

Shares of our capital stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our capital stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon our demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any distribution that we made to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of our capital stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.

In addition, if our Board determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our capital stock described above, our Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of outstanding shares of any class of our capital stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class of our capital stock that the stockholder Beneficially Owns and a description of the manner in which the shares are held. Each such owner must provide us such additional information as we may request in order to determine the effect, if any, of the stockholder’s Beneficial Ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit and each Excepted Holder Limit. In addition, each person who is a Beneficial Owner or Constructive Owner of shares of our capital stock and each person (including the stockholder of record) who is holding shares of our capital stock for a Beneficial Owner or Constructive Owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit, the Qualified Institutional Investor Aggregate Stock Ownership Limit and each Excepted Holder Limit.

Any certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership and transfer described above.

These restrictions on ownership and transfer of our capital stock will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

The restrictions on ownership and transfer of our capital stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Other Rights

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities of our Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on Nasdaq under the symbol “AFCG.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

Board of Directors

The Charter and Bylaws provide that our number of directors initially shall be seven, which number may be increased or decreased only by our Board pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL (which is one), nor more than 11. The directors (other than any director elected solely by holders of one or more classes or series of our preferred stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by our Board, one class (“Class I”) to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class (“Class II”) to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class (“Class III”) to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify, or until their earlier removal or resignation.

Vacancies. Under the Charter, except as may be provided by our Board in setting the terms of any class or series of our preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is elected and qualifies.

Voting. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of our Board, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or the Bylaws.

Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of our preferred stock to elect or remove one or more directors, any director, or the entire our Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this provision, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Election of Directors. Except as may otherwise be provided in the Charter with respect to holders of any class or series of our preferred stock, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

REIT Qualification

We have elected to qualify for U.S. federal income tax treatment as a REIT, and our Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve our status as a REIT; however, if our Board determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT, our Board may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code. Our Board, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in the Charter is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to the provisions of the Charter.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Pursuant to the statute, our Board has adopted a resolution exempting any business combination with our Sponsor, Leonard M. Tannenbaum, or any of his affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Leonard M. Tannenbaum or any of his affiliates. As a result, Leonard M. Tannenbaum or any of his affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of our Company and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

■	one-tenth or more but less than one-third;

■	one-third or more but less than a majority; or
■	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. This provision may be amended or eliminated at any time in the future by our Board.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

■	a classified board of directors;
■	a two-thirds vote requirement for removing a director;
■	a requirement that the number of directors be fixed only by vote of the board of directors;
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a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

■	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, we have provided that vacancies on our Board may be filled only by the remaining directors and that directors elected by the Board to fill vacancies will serve for the remainder of the full term of the class in which the vacancy occurred. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, we already (i) have a classified Board of Directors, (ii) vest in our Board the exclusive power to fix the number of directorships and (iii) require, unless called by our Board, chairman of our Board, our chief executive officer or our president, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

■	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
■	the director or officer actually received an improper personal benefit in money, property or services; or
■	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

■	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
■
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

■	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
■
any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements with our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling our Company for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We do not currently carry directors’ and officers’ insurance. However, we may in the future maintain such insurance or establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring our directors and officers against liability.

Advance Notice of Director Nominations and New Business

The Bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by any stockholder who was a stockholder of record at the record date set by the Board for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made only (i) by or at the direction of our Board or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the Board for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.

The advance notice procedures of the Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting.

In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Meetings of Stockholders

Under the Bylaws, annual meetings of stockholders will be held each year at a date, time and place determined by our Board. Special meetings of stockholders may be called by our Board, chairman of our Board, our chief executive officer or our president. Additionally, subject to the provisions of the Bylaws, special meetings of the stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Amendments to the Charter and Bylaws

Under the MGCL, a Maryland corporation generally may not amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Except for those amendments permitted to be made without stockholder approval under Maryland law or the Charter, the Charter generally may be amended only if the amendment is first declared advisable by our Board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Any amendment to the Charter related to the removal of directors or the amendment provision in the Charter related thereto requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

Our Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution of AFC Gamma, Inc.

The dissolution of our Company must be declared advisable by a majority of the entire our Board and approved by our stockholders by the affirmative vote of a majority of all of the votes entitled to be cast on the matter.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed above under the caption “General-Ownership Limitations and Exceptions” prevent (i) any person, other than a Qualified Institutional Investor or an Excepted Holder, from Beneficially Owning or Constructively Owning more than 4.9% (in value or by number of shares, whichever is more restrictive) of the aggregate outstanding shares of our capital stock and (ii) any Qualified Institutional Investor, other than an Excepted Holder, from Beneficially Owning or Constructively Owning more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate outstanding shares of our capital stock, in each case, without the approval of our Board. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control. Likewise, if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to certain provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Further, our Board has the power to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “General-Common Stock” and “-Classified or Reclassified Shares,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board to classify or reclassify unissued shares of stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

The Charter and Bylaws also provide that the number of directors may be established only by a majority of the entire our Board, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of the Bylaws discussed above under the captions “-Meetings of Stockholders” and “-Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in our Company and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for outstanding shares of our common stock or otherwise be in the best interest of our stockholders.

Exclusive Forum for Certain Litigation

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our Bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.